Exhibit (k)(4)

CLEARSKYSM

REGULATION D

STATE FILING SERVICES AGREEMENT

This STATE FILING SERVICES AGREEMENT, effective as of October 1, 2014 (“Effective Date”), is by and between AMG Pantheon Private Equity Fund, LLC (the “Company”) and BNY Mellon Investment Servicing (US) Inc. (“BNY Mellon”).

W I T N E S S E T H:

WHEREAS, Company, a registered investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), desires to offer and sell interests in the series or portfolios of Company pursuant to Regulation D of the Securities Act of 1933, Rule 506, including any and all classes thereof (each, a “Fund” and, collectively, the “Funds”); and

WHEREAS, Company wishes to retain BNY Mellon to provide filing services to the Funds to support the Funds in complying with blue sky securities laws and BNY Mellon wishes to furnish such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties as follows:

1.	Definitions.

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

(a)	“Authorized Person” shall mean each person, whether or not an officer or an employee of the Company, duly authorized by the Company to execute this Agreement and to give Instructions on behalf of the Company and each Fund and each Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by BNY Mellon and the Company.

(b)	“Instructions” shall mean Oral Instructions or Written Instructions actually received by BNY Mellon from an Authorized Person or person believed in good faith to be an Authorized Person delivered in a method acceptable to BNY Mellon as available for use in connection with the duties and obligations of the parties hereunder.

(c)	“Oral Instructions” shall mean oral instructions received by BNY Mellon from an Authorized Person or from a person reasonably believed by BNY Mellon to be an Authorized Person. BNY Mellon may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(d)	“Written Instructions” shall mean written communications signed by an Authorized Person (or a person reasonably believed by BNY Mellon to be an Authorized Person) and actually received by BNY Mellon. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device, or other method or system specified by BNY Mellon as available for use in connection with the services hereunder.

2.	Appointment. Company hereby appoints BNY Mellon to provide blue sky filing services for the Funds for the period and subject to the terms, conditions and limitations as set forth in this Agreement. In connection with the foregoing, Company hereby grants BNY Mellon a limited power of attorney on behalf of Company and Funds to sign all notice filings and other related documents to perform such blue sky services. BNY Mellon accepts such appointment.

3.	Duties and Obligations of BNY Mellon. Subject to the supervision and control of Company, BNY Mellon will:

(a)	Effect and maintain the qualification of each Fund for sale under the securities laws in the jurisdictions and for the sales amounts (in dollars), if applicable, identified in Instructions by Company.

(b)	Subject to the review and approval by the Company, file with each jurisdiction identified by Company for each Fund, the notice filings (including any necessary amendments) and other applicable materials relating to the Fund by the applicable filing deadline; provided, however, that Company timely provides BNY Mellon in advance of such filings with (i) Instructions on the type of notice filing to be made in each jurisdiction (i.e., definite or indefinite) and the amount of sales for which the notice filing should be made; (ii) sales data, if required by the applicable jurisdiction; (iii) the requisite number of copies of each document (i.e. definitive prospectuses) requested by BNY Mellon (to the extent such documents are required to effect the relevant filing); and (iv) applicable filing fees (as described in more detail below).

(c)	Subject to the Electronic Access Terms and Conditions outlined in Exhibit A attached to the Agreement, BNY Mellon shall provide the Company with internet access to BlueOnline, a web portal interface that the Company can use to review the information BNY Mellon maintains regarding each Fund and filing at the applicable website operated by BNY (the “Site”).

(d)	Convey to Company any non-routine comments and/or requests actually received by BNY Mellon from the regulatory authorities with respect to such notice filings and, pursuant to Instructions, responding to such comments and/or requests in such manner as authorized and directed pursuant to Instructions. For the avoidance of doubt, BNY Mellon shall be entitled to respond to routine communications received from the regulatory authorities without seeking Instructions from the Company.

(e)	Subject to payment in advance to BNY Mellon by the Company on behalf of each applicable Fund, BNY Mellon will remit to the respective jurisdictions the requisite filing fees for the relevant Fund(s), and any fees for qualifying or continuing the qualification of any Fund(s) in the sales amounts (in dollars) identified by Company for each Fund. Company will, from time to time as specifically agreed between the parties, facilitate a wire transfer of funds to BNY Mellon for the payment of the aforementioned filing fees promptly upon request by BNY Mellon. BNY Mellon will endeavor to request the funds necessary for the payment of the filing fees in advance of the date the fees become due. Company acknowledges that BNY Mellon may receive float benefits in connection with maintaining certain accounts required to provide services under this Agreement.

(f)	Monitor the data transmissions identified by the Company pursuant to Section 3(b)(ii) to assist the Company in identifying transactions in jurisdictions where a Fund may not be authorized for sale and to assist the Company in identifying transactions the Company may want to review further with a Fund to determine if an exemption from registration is applicable. For the avoidance of doubt, BNY Mellon is not responsible for verifying the accuracy of the sales data it receives from third parties on behalf of the Company or the Funds. Further, BNY Mellon assumes no responsibility for determining whether specific transactions are exempt from registration in a particular jurisdiction.

(g)	In order for BNY Mellon to perform its duties under this Agreement Company acknowledges and agrees that it must cooperate with the reasonable requests of BNY Mellon made pursuant hereto and provide Instructions as reasonably requested by BNY Mellon.

(h)	BNY Mellon shall not describe or refer to the name “AMG Pantheon Private Equity Fund, LLC” or “AMG Pantheon Private Equity Master Fund, LLC” or any derivation thereof, or to AMG Funds LLC, Pantheon Ventures (US) LP or any affiliates thereof, or to the services or relationship contemplated by this Agreement in any advertisement or promotional materials or activities without the prior written consent of an authorized officer of AMG Funds LLC.

4.	Duties and Obligations of Company.

(a)	To assist BNY Mellon in submitting notice filings (including any necessary amendments) and other applicable materials on behalf of the Funds in the jurisdictions identified by Company, Company or its delegate will furnish BNY Mellon with the following information and/or documentation:

(i)	A list of all Funds on behalf of which BNY Mellon shall effect notice filings, which shall include the jurisdictions in which each Fund is lawfully available for sale as of the date of this Agreement and in which Company desires BNY Mellon to effect a notice filing on behalf of each Fund. Company acknowledges and agrees that it shall provide reasonable advance notice of any additions or changes to the list to afford BNY Mellon sufficient time to make any additional filings that may result from such changes.

(ii)	Lists of purchasers of each Fund by state, total subscriptions and whether such purchasers qualify as accredited investors;

(iii)	Notification of completion of each offering for each Fund and final count of purchasers by state and total subscriptions. BNY Mellon acknowledges that the Funds may conduct offerings on a constant basis, with monthly closings of purchases that may require initial filings or amendments to prior filings in various jurisdictions;

(iv)	A list of all data transmissions from transfer agents, broker-dealers or other omnibus service providers that BNY Mellon should seek to obtain sales data relating to the Funds, it being understood that Company will direct such third-parties to provide such data transmissions to BNY Mellon on a regular basis for BNY Mellon to receive sales data on each Fund by the state in which each sale was recorded. Company acknowledges and agrees that it shall provide BNY Mellon reasonable advance notice of any additions or changes to the list to afford BNY Mellon sufficient time to set up the data transmissions before such changes take effect. For the avoidance of doubt, Company agrees that it has the responsibility to coordinate with these third-parties what transaction data will be included or excluded from the sales data provided to BNY Mellon.

(v)	Copies of all Forms D filed with the SEC with respect to each Fund;

(vi)	Copies of each Fund’s offering documents and all exhibits and all amendments and supplements thereto;

(vii)	All Notices of Special Meetings of Shareholders and related Proxy materials which propose the merger, reorganization or liquidation of a Fund.

(b)	Company will provide reasonable advance notice to BNY Mellon of all amendments of or supplements to the documents identified in this Section 4, if any, and promptly provide copies thereto.

(c)	Company shall maintain policies and procedures reasonably designed to ensure the following:

(i)	Company provides Instructions in an accurate and timely manner to BNY Mellon regarding new Funds, changes to existing Funds, and additions or changes to the data transmissions BNY Mellon receives from third parties on behalf of the Funds.

(ii)	Funding requests are reviewed and approved in a timely manner and necessary filing fees are forwarded for payment in a complete, accurate and timely manner.

(ii)	Company has reviewed and approved filings made by BNY Mellon on behalf of the Funds on at least a periodic, regular basis, to verify that the eligible sales amounts being reported by BNY Mellon to the jurisdictions appear to have a reasonable correlation to the total eligible sales recorded by the respective Funds. Company shall promptly report to BNY Mellon any potential reporting concerns (and corresponding supporting details) identified by Company as a result of such review. In turn, BNY Mellon will employ reasonable efforts to respond timely to any reporting concerns identified by Company.

(d)	Notwithstanding anything in this Agreement to the contrary, BNY Mellon shall have no liability for failing to make filings for a Fund in any jurisdiction if such Fund was not included in the list provided pursuant to Section 4(a)(i) or if Company did not provide Instructions to add such Fund to the list previously provided. Further, BNY Mellon shall have no liability for failing to file any material for a Fund that BNY Mellon has not received on a timely basis from Company or failing to amend any previous filings if Company does not timely provide notice of changes to the provided pursuant to Section 4(a)(i).

(e)	BNY Mellon shall have no responsibility to review or verify the accuracy or adequacy of materials it receives from Company for filing or bear any liability arising out of the timely filing of such materials.

5.	Compensation. Company will compensate BNY Mellon for the performance of its duties hereunder in accordance with the fees and charges set forth on Exhibit B. Company agrees to pay all fees to BNY Mellon within thirty (30) days following its receipt of the respective invoice.

6.	Instructions.

(a)	Unless otherwise provided in this Agreement, BNY Mellon will act upon Instructions.

(b)	BNY Mellon shall be entitled to rely upon any Instruction it receives from an Authorized Person (or from a person reasonably believed by BNY Mellon to be an Authorized Person) pursuant to this Agreement. BNY Mellon may assume that any Instruction received hereunder is not in any way inconsistent with the provisions of the Company’s organizational documents or this Agreement or with any vote, resolution or proceeding of the Company’s Board of Trustees or Directors or any Fund’s shareholders, unless and until BNY Mellon receives Written Instructions to the contrary.

(c)	Upon the request of BNY Mellon, the Company agrees to forward to BNY Mellon Written Instructions confirming Oral Instructions. The fact that such confirming Written Instructions are not received by BNY Mellon or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or BNY Mellon’s ability to rely upon such Oral Instructions.

(e)	Where Instructions reasonably appear to have been received from an Authorized Person, BNY Mellon shall incur no liability to the Company or any Fund in acting upon such Instructions provided that BNY Mellon’s actions comply with the other provisions of this Agreement.

7.	Standard of Care/Limitations of Liability.

(a)	Subject to the terms of this Section 7, BNY Mellon shall be liable to Company (or any person or entity claiming through the Company) a Fund for damages only to the extent caused by (i) BNY Mellon’s own willful misfeasance, bad faith or negligence in the performance of its obligations or duties under this Agreement, or (ii) BNY Mellon’s reckless disregard of its obligations or duties under this Agreement (collectively, the “Standard of Care”).

(b)	Company may not assert any cause of action against BNY Mellon under this Agreement that accrued more than two (2) years prior to the filing of the suit or commencement of arbitration proceedings alleging such cause of action.

(c)	Company shall have the duty to mitigate damages for which BNY Mellon may become responsible.

(d)	BNY MELLON’S CUMULATIVE MAXIMUM AGGREGATE LIABILITY TO COMPANY AND ALL PERSONS OR ENTITIES CLAIMING THROUGH THE COMPANY FOR ANY LOSS, CLAIM, SUIT, CONTROVERSY, BREACH OR DAMAGE OF ANY NATURE WHATSOEVER (INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATED TO THIS AGREEMENT) AND REGARDLESS OF THE FORM OF ACTION OR LEGAL THEORY (“LOSS”) SHALL NOT EXCEED (i) THE FEES RECEIVED BY BNY MELLON FOR SERVICES PROVIDED HEREUNDER DURING THE TWENTY FOUR (24) MONTHS IMMEDIATELY PRIOR TO THE DATE OF THE FIRST REPORTED LOSS; OR (ii) IF THE FIRST REPORTED LOSS OCCURS DURING THE FIRST TWENTY FOUR (24) MONTHS AFTER THE EFFECTIVE DATE OF THE AGREEMENT, THE ESTIMATED FEES, DETERMINED IN GOOD FAITH BY BNY MELLON, TO BE PAID TO BNY MELLON BY COMPANY FOR SERVICES PROVIDED HEREUNDER DURING THE FIRST TWENTY FOUR (24) MONTHS AFTER THE EFFECTIVE DATE.

(e)	Notwithstanding anything in this Agreement to the contrary, in no event shall a party be liable to the other party (or any person or entity claiming through the other party) under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, incidental, indirect or consequential damages, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party has been advised of the possibility of such damages.

(f)	Without limiting the generality of the foregoing or any other provisions of this Agreement, a party shall not be liable for damages sustained by the other party (or any person or entity claiming through the other party) (including, without limitation, damages caused by delays, failure, errors, interruptions or losses of data) occurring directly or indirectly by reason of circumstances beyond its control, including, without limitation the following events: acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities that are caused by the failure of person(s) other than BNY Mellon; insurrection; elements of nature; non-performance by a third party; failure of the mails; functions or malfunctions of the internet, firewalls, encryption systems or security devices that are caused by the failure of person(s) other than BNY Mellon caused by any of the above; or laws or regulations imposed after the date of this Agreement.

(g)	Company agrees and acknowledges that, prior to the effective date of this Agreement, BNY Mellon has not assumed, and will not assume, any obligations or liabilities arising out of the conduct of the Company or the Funds, or any previous service provider to the Company or the Funds.

8.	Indemnification.

(a)	Company shall indemnify, defend and hold BNY Mellon harmless from and against any and all claims, costs, expenses (including reasonable attorneys’ fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against BNY Mellon or for which BNY Mellon may be held to be liable (a “Claim”) arising out of or attributable to any of the following:

(i)	any actions of BNY Mellon taken or omitted in connection with this Agreement except to the extent such Claim resulted from BNY Mellon’s failure to meet its Standard of Care (defined in Section 7 above);

(ii)	BNY Mellon’s reliance upon, or use of, information, data, records and documents received by BNY Mellon from Company;

(iii)	any Instructions or requests from Company upon which BNY Mellon chooses, in its discretion, to act;

(iv)	Company’s refusal or failure to comply with the terms of this Agreement;

(v)	any Claim that relates to Company’s negligence or willful misfeasance or the material breach of any representation or warranty of Company made herein; or

(vi)	any conduct by Company or the Funds or any previous service provider to Company or the Funds prior to the effective date of this Agreement.

(b)	BNY Mellon shall indemnify, defend and hold Company and each Fund harmless from and against any and all claims, costs, expenses (including reasonable attorneys’ fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against the Company or any Fund or for which the Company or Fund may be held to be liable (a “Claim”) arising out of or attributable to any of the following, except where such Claim arises out of or is attributable to the Company’s or the Fund’s own willful misfeasance, bad faith or negligence in the performance of its obligations or duties under this Agreement:

(i)	any actions of the Company or a Fund taken or omitted in connection with this Agreement;

(ii)	the Company’s or the Fund’s reliance upon, or use of, information, data, records and documents received by the Company or the Fund;

(iii)	BNY Mellon’s refusal or failure to comply with the terms of this Agreement; or

(iv)	any Claim that relates to BNY Mellon’s negligence or willful misfeasance in the performance of its duties hereunder or the material breach of any representation or warranty of BNY Mellon made herein.

9.	Representations and Warranties.

(a)

Each party represents and warrants that: (i) the execution, delivery and performance of this Agreement has been authorized by all necessary corporate action, (ii) the terms of this Agreement do not violate the terms of any law, regulation, or court order to which it is subject or the terms of any material agreement to which it or any of its assets may be subject and (iii) the consent or approval of any third party is not required for it to enter into this Agreement; (iv) this Agreement is a valid and binding obligation and is enforceable against it in accordance with its terms; and (v) it is not subject to any pending or threatened litigation or governmental action which could interfere with its performance of its obligations hereunder.

(b)	Company further represents and warrants that, to the best of its knowledge, as of the date first set forth above, each Fund (and class thereof) is lawfully eligible for sale in each jurisdiction indicated for such Fund (and class thereof) on the list furnished to BNY Mellon pursuant to Section 4(a)(i) of this Agreement, or any subsequent amendment provided to BNY Mellon thereto.

(c)	THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, BNY MELLON DISCLAIMS ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE TO COMPANY OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. BNY MELLON DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

10.	Service to Other Investment Companies or Accounts. Company understands that the persons employed by BNY Mellon to assist in the performance of BNY Mellon’s duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of BNY Mellon or any affiliate of BNY Mellon to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

11.	Notices. Any notice or other instrument or materials authorized or required by this Agreement to be given in writing to Company or to BNY Mellon shall be sufficiently given if addressed to such party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

To Company:

AMG Pantheon Private Equity Fund, LLC

c/o AMG Funds LLC

800 Connecticut Avenue

Norwalk, CT 06854

Attention: Legal Counsel

To BNY Mellon:

BNY Mellon Investment Servicing (US) Inc.

66 Broadway, 1st floor

Lynnfield, MA 01940

Attention: James Foggo

12.	Files. As between BNY Mellon and Company, all files maintained by BNY Mellon with respect to the Fund shall be the property of Company and shall be returned to Company at the termination of this Agreement or as mutually agreeable to BNY Mellon and Company.

13.	Duration and Termination.

(a)	This Agreement shall continue for three years from the Effective Date (the “Initial Term”), at which time this Agreement shall terminate, unless renewed in accordance with the terms hereof.

(b)	Upon the expiration of the Initial Term, this Agreement shall automatically renew (the “Renewal Term”), unless either party gives not less than ninety (90) days’ written notice to the other party of its intent not to renew prior to the expiration of the Initial Term (a “Non-Renewal Notice”). During the Renewal Term, this Agreement may be terminated by either party upon written notice to the other party of its intent and such notice is received by the other party not less than ninety (90) days prior to the effective termination date identified in such notice.

(c)	If a party materially breaches this Agreement (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non- Defaulting Party may immediately terminate this Agreement. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(d)	Except in the event of termination of this Agreement by Company pursuant to Section 13(b), if the Company terminates this Agreement before the expiration of the Initial Term (“Early Termination”), the following terms shall apply:

(i)

Before the effective date of the Early Termination the Company shall pay to BNY Mellon an amount equal to all fees and other amounts (“Early Termination Fee”) calculated as if BNY Mellon were to provide all services hereunder until the expiration of the Initial Term. The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to BNY Mellon under this Agreement during the last three calendar months before the date of the notice of Early Termination (or, if not given, the date services are terminated hereunder).

(ii)	Company expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to BNY Mellon for the termination of services before the expiration of the Initial Term.

Notwithstanding anything to the contrary, Sections 7, 8, 9, 13 and 16 shall survive termination of the Agreement as outlined above.

In the event a termination, BNY Mellon will reasonably cooperate with the Company; provided that, the Company shall promptly pay BNY Mellon for all expenses associated with movement of records and materials and conversion thereof to a successor service provider.

14.	Amendment to this Agreement. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by both parties.

15.	Governing Law. The laws of the State of New York, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this Agreement.

16.	Confidentiality. Subject to the terms of this Section, each party agrees to maintain all information about the other party that it acquires pursuant to this Agreement in confidence. The obligations of confidentiality in this Section shall not apply to any information that: (i) is already known to the receiving party at the time it is obtained; (ii) is or becomes publicly known or available through no wrongful act of the receiving party; (iii) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (iv) is released by the protected party to a third party without restriction; (v) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency, law, or binding discovery request in pending litigation (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (vi) is included on a required basis in any filing made with a federal or state agency or authority in the course of rendering services; (vii) is relevant to any claim or cause of action between the parties or the defense of any claim or cause of action asserted against the receiving party; or (viii) has been or is independently developed or obtained by the receiving party without reference to the Confidential Information provided by the protected party.

Each party agrees that if there is a breach or threatened breach of the provisions of this Section, the other party will not have an adequate remedy in money or damages and accordingly will be entitled to injunctive relief and/or specific performance; provided, however, no specification in this Section of any particular remedy shall be construed as a waiver or prohibition of any other remedies in the event of a breach or threatened breach of this Section.

17.	Non-Solicitation. Company shall not, with the exceptions noted below, knowingly solicit or recruit for employment or hire any of BNY Mellon’s employees. To “knowingly” solicit, recruit, or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of BNY Mellon employees who are identified solely as a result of their response to a general advertisement by Company in a publication of trade or industry interest or other similar general solicitation.

18.	Miscellaneous.

(a)	Entire Agreement. This Agreement (including all schedules) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof.

(b)	Severability. The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

(c)

Successors/Assigns. This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that BNY Mellon may, in its sole discretion, assign all its right, title and interest in, and delegate its obligations under, this Agreement to an affiliate, or to the purchaser of substantially all of its business; provided, however, BNY Mellon shall provide Company thirty (30) days’ prior written notice of any assignment to a purchaser of substantially all of its assets and such assignment does not impair the provision of services under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNY Mellon. BNY Mellon agrees that Company shall not bear the expense, including systems related costs, of any assignment to an affiliate or purchaser of substantially of its business. BNY Mellon may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by BNY Mellon.

(d)	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

(e)	Captions. The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(f)	Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

(g)	No Third Party Rights. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

(h)	Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(i)	Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of BNY Mellon’s affiliates are financial institutions, and BNY Mellon may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. BNY Mellon may also ask (and may have already asked) for additional identifying information, and BNY Mellon may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date and year first above written.

AMG PANTHEON PRIVATE EQUITY FUND, LLC

By:
Name:
Title:
Date:

BNY MELLON INVESTMENT SERVICING (US) INC.

By:
Name:
Title:
Date:

Exhibit (k)(4)

CLEARSKYSM

STATE FILING SERVICES AGREEMENT

EXHIBIT A

ELECTRONIC ACCESS

TERMS AND CONDITIONS

These Electronic Access Terms and Conditions (the “Terms and Conditions”) set forth the terms and conditions under which BNY Mellon Investment Servicing (US) Inc. (“BNY Mellon”) will provide AMG Pantheon Private Equity Fund, LLC (“Company”) with access to and use of BNY Mellon’s electronic information delivery site known as “BlueOnline” and/or other BNY Mellon-designated access portals (“Electronic Access”). Access to and use of Electronic Access by Company is contingent upon and is in consideration for Company’s compliance with the terms and conditions set forth below. Electronic Access includes access to BNY Mellon web sites accessible via BlueOnline and/or other BNY Mellon-designated access portals (“Sites”), pursuant to which Company is able to access data regarding blue sky filings made by BNY Mellon on behalf of the Funds.

Terms and conditions and restrictions with respect to any particular product or service accessed through Electronic Access (such as privacy and internet security matters), together with any disclaimers related to the specific products or services, may be set forth on the Sites (hereinafter referred to as “Terms of Use”) and are applicable to such products and services. By any of Company’s Users accessing the Sites, and the products and services available through Electronic Access, Company agrees to any Terms of Use and acknowledge and accept any disclaimers and disclosures included on the Sites and the restrictions concerning the use of proprietary data provided by Information Providers (as defined below) that are posted on the Data Terms Web Site (as defined below).

1.	Access Administration.

(a)	To facilitate access to Electronic Access, Company will furnish BNY Mellon with a written list of the names, and the extent of authority or level of access, of persons Company is authorizing to access the Sites and to use the Electronic Access (“Users”) on a read-only basis. If Company wishes to allow any third party (such as an investment manager, consultant, third party service provider or client) or any employee of a third party to have access to Company’s information through Electronic Access and be included as a “User” under these Terms and Conditions, Company may designate a third party or employee of a third party as a User under these Terms and Conditions and any such third party or employee of a third party so designated by Company (and, if a third party is so designated, any employee of such third party designated by such third party) will be included within the definition of User.

(b)

Upon BNY Mellon’s approval of Users (which approval will not be unreasonably withheld), BNY Mellon will send Company a user-id, temporary password and, where applicable, a security identification device for each User. Company will be responsible for providing to Users the user-ids, temporary passwords and, where applicable, secure identification devices. Company will ensure that any User receiving a secure identification device returns such device immediately following the termination of the User’s authorization to access the products and services for which the secure identification device was provided to such User. Company is solely responsible for Users’ access to Electronic Access, and Company and Users are solely responsible for the confidentiality of the user-ids and passwords and secure identification devices that are provided to them and will remain responsible for each secure identification device until it is returned to BNY Mellon. Company acknowledges and agrees that BNY Mellon will have no duty or obligation to verify or confirm the actual identity of the person who accessed Electronic Access using a validly issued user-id and password (and, where applicable, security identification device) or that the person who accessed Electronic Access using such validly issued user-id and password (and, where applicable, security identification device) is, in fact, a User.

(c)	Company shall not, and shall not permit any User to, breach or attempt to breach any security measures used in connection with Electronic Access or Proprietary Software. Any attempt to circumvent or penetrate any application, network or other security measures used by BNY Mellon or its suppliers in connection with Electronic Access is strictly prohibited.

(d)	Company is also solely responsible for ensuring that all Users comply with these Terms and Conditions and any Terms of Use included on the Sites, the Service Agreement for each product or services accessed through the Sites and their associated services and all applicable terms and conditions, restrictions on the use of such products and services and data obtained through the use of Electronic Access. BNY Mellon reserves the right to prohibit access or revoke the access of any User to Electronic Access whom BNY Mellon determines has violated or breached these terms and conditions or any Terms of Use on a Site accessed by the User, including the Data Terms Web Site (as defined below), or whose conduct BNY Mellon reasonably determines may constitute a criminal offense, violate any applicable local, state, national, or international law or constitute a security risk for BNY Mellon, a BNY Mellon’s third party supplier (“BNY Mellon’s Supplier”), BNY Mellon’s clients or any Users of Electronic Access. BNY Mellon may also terminate access to all Users following termination of all Services Agreements between Company and BNY Mellon.

2.

Proprietary Software. Depending upon the products and services Company elects to access through Electronic Access, Company may be provided software owned by BNY Mellon or licensed to BNY Mellon by a BNY Mellon Supplier (“Proprietary Software”). Company is granted a limited, non-exclusive, non-transferable license to install the Proprietary Software on Company’s authorized computer system (including mobile devices registered with BNY Mellon) and to use the Proprietary Software solely for Company’s own internal purposes in connection with Electronic Access and solely for the purposes for which it is provided to Company. Company and Company’s Users may make copies of the Proprietary Software for backup purposes only, provided all copyright and other proprietary information included in the original copy of the Proprietary Software are reproduced in or on such backup copies. Company shall not reverse engineer, disassemble, decompile or attempt to determine the source code for, any Proprietary Software. Any attempt to circumvent or penetrate security of Electronic Access is strictly prohibited.

3.	Use of Data.

(a)	Electronic Access may include information and data that is proprietary to third-party providers of such information or data (“Information Providers”) or may be used to access Sites that include such information or data from Information Providers. This information and data may be subject to restrictions and requirements which are imposed on BNY Mellon by the Information Providers and which are posted on http://www.bnymellon.com/products/assetservicing/vendoragreement.pdf or any successor web site of which Company are provided notice from time to time (the “Data Terms Web Site”). Company will be solely responsible for ensuring that Users comply with the restrictions and requirements concerning the use of proprietary data that are posted on the Data Terms Web Site.

(b)	Company consents to BNY Mellon and its affiliates disclosing to each other and using data received from Company and Users and, where applicable, Company’s third parties in connection with these Terms and Conditions (including, without limitation, client data and personal data of Users) (1) to the extent necessary for the provision of Electronic Access; (2) in order for BNY Mellon to meet any of their obligations under these Terms and Conditions to provide Electronic Access; or (3) to the extent necessary for Users to access Electronic Access.

(c)	In addition, Company permits BNY Mellon to aggregate data concerning Company’s filings collected and/or calculated by BNY Mellon. BNY Mellon will own such aggregated data, but will not distribute the aggregated data in a format that identifies Company or Company’s data.

4.	Ownership and Rights.

(a)	Electronic Access, including any database, any software (including for the avoidance of doubt, Proprietary Software) and any proprietary data, processes, scripts, information, training materials, manuals or documentation made available as part of the Electronic Access (collectively, the “Information”), are the exclusive and confidential property of BNY Mellon and/or BNY Mellon’s suppliers. Company may not use or disclose the Information except as expressly authorized by these Terms and Conditions. Company will, and will cause Users and Company’s third parties and their users, to keep the Information confidential by using the same care and discretion that Company uses with respect to Company’s own confidential information, but in no event less than reasonable care.

(b)	The provisions of this paragraph will not affect the copyright status of any of the Information which may be copyrighted and will apply to all Information whether or not copyrighted.

(c)	Nothing in these Terms and Conditions will be construed as giving Company or Users any license or right to use the trade marks, logos and/or service marks of BNY Mellon, its affiliates, its Information Providers or BNY Mellon’s Suppliers.

(d)	Any Intellectual Property Rights and any other rights or title not expressly granted to Company or Users under these Terms and Conditions are reserved to BNY Mellon, its Information Providers and BNY Mellon’s Suppliers. “Intellectual Property Rights” includes all copyright, patents, trademarks and service marks, rights in designs, moral rights, rights in computer software, rights in databases and other protectable lists of information, rights in confidential information, trade secrets, inventions and know-how, trade and business names, domain names (including all extensions, revivals and renewals, where relevant) in each case whether registered or unregistered and applications for any of them and the goodwill attaching to any of them and any rights or forms of protection of a similar nature and having equivalent or similar effect to any of them which may subsist anywhere in the world.

5.	Reliance.

(a)	BNY Mellon will be entitled to rely on, and will be fully protected in acting upon, any actions or instructions associated with a user-id or a secure identification device issued to a User until such time BNY Mellon receives actual notice in writing from Company of the change in status of the User. Company acknowledges that all commands, directions and instructions, including commands, directions and instructions for transactions issued by a User are issued at Company’s sole risk until and unless Company has notified BNY Mellon of the change in the User’s status. Company agrees to accept full and sole responsibility for all such commands, directions and instructions and that BNY Mellon, will have no liability for, and Company hereby releases BNY Mellon from, any losses, liabilities, damages, costs, expenses, claims, causes of action or judgments (including reasonable attorneys’ fees and expenses) (collectively “Losses”) incurred or sustained by Company or any other party in connection with or as a result of BNY Mellon’s reasonable reliance upon or compliance with such commands, directions and instructions.

(b)	All commands, directions and instructions involving a transaction entered by User whose status has not been changed will be treated as an authorized instruction under the applicable Services Agreement(s) between Company and BNY Mellon covering accounts, products and services and products provided by BNY Mellon with respect to which Electronic Access is being used whether such Services Agreement is executed prior to or after the execution of these Terms and Conditions.

6.	Disclaimers.

(a)

Although BNY Mellon uses reasonable efforts to provide accurate and up-to-date information through Electronic Access, BNY Mellon, its Content Providers and Information Providers make no warranties or representations under these Terms and Conditions as to accuracy, reliability or comprehensiveness of the content, information or data provided by Information Providers and Content Providers accessed through Electronic Access. Without limiting the foregoing, some of the content on Electronic Access may be provided by sources unaffiliated with BNY Mellon (“Content Providers”) and by Information Providers. For that content BNY Mellon is a distributor and not a publisher of Information Provider and Content Provider content and has no control over it. Information provided by Information Providers has not been independently verified by BNY Mellon and BNY Mellon makes no representation as to the accuracy or completeness of the content or information provided. Any opinions, advice, statements, services, offers or other information given or provided by Content Providers and Information Providers (including merchants and licensors) are those of the respective authors of such content and not that of BNY Mellon. BNY Mellon will not be liable to Company or Users for such content or information in any way nor for any action taken in reliance on such information nor for direct or indirect damages resulting from the use of such information. For purposes of these Terms and Conditions, all information and data, including all proprietary information and materials and all client data, provided to Company through Electronic Access are provided on an “AS-IS”, “AS AVAILABLE” basis.

(b)	BNY Mellon makes no guarantee and does not warrant that Electronic Access or the information and data provided through the Electronic Access are or will be virus-free or will be free of viruses, worms, Trojan horses or other code with contaminating or destructive properties. BNY Mellon will employ commercially reasonable anti-virus software to its systems to protect its systems against viruses.

(c)	Some Sites accessed through the use of Electronic Access may include links to websites provided by parties that are not affiliated with BNY Mellon (“Third Party Websites”). BNY Mellon will not be liable to any person for the content found on such Third Party Websites. BNY Mellon will not be responsible for Third Party Websites that collect information from parties who visit their web sites through links on the Sites. BNY Mellon will not be liable or responsible for any loss suffered by any person as a result of their use of any Third Party Websites that are linked to the BNY Mellon Sites.

(d)	BNY Mellon retains complete discretion and authority to add, delete or revise in whole or in part Electronic Access, including its Sites, and to modify from time to time any Proprietary Software provided in conjunction with the use of Electronic Access and/or any of the Sites. To the extent reasonably possible, BNY Mellon will provide notice of such modifications. BNY Mellon may terminate, immediately and without advance notice, and without right of cure, any portion or component of Electronic Access or the Sites.

(e)

TO THE FULLEST EXTENT PERMITTED BY LAW, THERE IS NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, NO WARRANTY OF QUALITY AND NO WARRANTY OF TITLE OR NONINFRINGEMENT. THERE IS NO OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, REGARDING

ELECTRONIC ACCESS, THE SITES, ANY PROPRIETARY SOFTWARE, INFORMATION PROVIDER OR CONTENT PROVIDER INFORMATION, MATERIALS OR CLIENT DATA.

(f)	Notwithstanding the prior paragraph, The Bank of New York Mellon or an Affiliate designated by it will defend Company and pay any amounts agreed to by BNY Mellon in a settlement and damages finally awarded by a court of competent jurisdiction, in an action or proceeding commenced against Company based on a claim that Electronic Access or the Proprietary Software infringe plaintiff(s)’s patent, copyright, or trade secret, provided that Company (i) notifies BNY Mellon promptly of any such action or claim (except that the failure to so notify BNY Mellon will not limit BNY Mellon’s obligations hereunder except to the extent that such failure prejudices BNY Mellon); (ii) grants BNY Mellon or its designated Affiliate full and exclusive authority to defend, compromise or settle such claim or action; and (iii) provides BNY Mellon or its designated Affiliate all assistance reasonably necessary to so defend, compromise or settle. The foregoing obligations will not apply, however, to any claim or action arising from (i) use of the Proprietary Software Information or Electronic Access in a manner not authorized under these Terms and Conditions, the Terms of Use, or the Data Terms Web Site; or (ii) use of the Proprietary Software or Electronic Access in combination with other software or services not supplied by BNY Mellon.

7.	Limitation of Liability.

(a)

IN NO EVENT WILL BNY MELLON, BNY MELLON’S SUPPLIERS OR ITS CONTENT PROVIDERS OR INFORMATION PROVIDERS BE LIABLE TO YOU OR ANYONE ELSE UNDER THESE TERMS AND CONDITIONS FOR ANY LOSSES, LIABILITIES, DAMAGES, COSTS OR EXPENSES INCLUDING BUT NOT LIMITED TO, ANY DIRECT DAMAGES, CONSEQUENTIAL DAMAGES, RELIANCE DAMAGES, EXEMPLARY DAMAGES, INCIDENTAL DAMAGES, SPECIAL DAMAGES, PUNITIVE DAMAGES, INDIRECT DAMAGES OR DAMAGES FOR LOSS OF PROFITS, GOOD WILL, BUSINESS INTERRUPTION, USE, DATA, EQUIPMENT OR OTHER INTANGIBLE LOSSES (EVEN IF WE HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) THAT RESULT FROM (1) THE USE OF OR INABILITY TO USE ELECTRONIC ACCESS (2) THE CONSEQUENCES OF ANY DECISION MADE OR ACTION OR NON-ACTION TAKEN BY YOU OR ANY OTHER PERSON, OR FOR ANY ERRORS BY YOU IN COMMUNICATING SUCH INFORMATION; (3) THE COST OF SUBSTITUTE ACCESS SERVICES; OR (4) ANY OTHER MATTER RELATING TO THE CONTENT OR ACCESS THROUGH ELECTRONIC ACCESS. BNY MELLON WILL NOT BE LIABLE FOR LOSS, DAMAGE OR INJURY TO PERSONS OR PROPERTY ARISING FROM ANY USE OF ANY PRODUCT, INFORMATION, PROCEDURE, OR SERVICE OBTAINED THROUGH ELECTRONIC ACCESS. BNY MELLON WILL NOT BE LIABLE FOR ANY LOSS, DAMAGE OR INJURY RESULTING FROM VOLUNTARY SHUTDOWN OF

THE SERVER, ELECTRONIC ACCESS OR ANY OF THE SITES TO ADDRESS TECHNICAL PROBLEMS, COMPUTER VIRUSES, DENIAL-OF-SERVICE MESSAGES OR OTHER SIMILAR PROBLEMS.

(b)	BNY MELLON’S ENTIRE LIABILITY AND YOUR EXCLUSIVE REMEDY UNDER THESE TERMS AND CONDITIONS FOR ANY DISPUTE OR CLAIM RELATED TO THESE TERMS OF USE, ELECTRONIC ACCESS OR SITES, IS AS FOLLOWS: IF YOU REPORT A MATERIAL MALFUNCTION IN ELECTRONIC ACCESS THAT BNY MELLON IS ABLE TO REPRODUCE, BNY MELLON WILL USE REASONABLE EFFORTS TO CORRECT THE MALFUNCTION. IF BNY MELLON IS UNABLE TO CORRECT THE MALFUNCTION, YOU MAY CEASE ALL USE OF ELECTRONIC ACCESS AND RECEIVE A REFUND OF ANY FEES PAID IN ADVANCE, SPECIFICALLY FOR ELECTRONIC ACCESS, APPLICABLE TO PERIODS AFTER CESSATION OF SUCH USE. BECAUSE SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF LIABILITY FOR DAMAGES, IN SUCH JURISDICTIONS LIABILITY IS LIMITED TO THE FULLEST EXTENT PERMITTED BY LAW.

(c)	The limitation of liability set forth in this Limitation of Liability section and in other provisions in these Terms and Conditions is in addition to any limitation of liability provisions contained in any Services Agreements and will not supersede or be superseded by limitation of liability provisions contained in such Services Agreements, whether executed prior to or after the execution of these Terms and Conditions, except to the extent specifically set forth in such other Services Agreements containing a reference to these Terms and Conditions.

8.	Indemnification.

(a)	Company agrees to indemnify, protect and hold BNY Mellon, harmless from and against all liability, claims damages, costs and expenses, including reasonable attorneys’ fees and expenses, resulting from a claim that arises out of (i) any breach by Company or Users of these Terms and Conditions, the Terms of Use or the Data Terms Web Site and (ii) any person obtaining access to Electronic Access through Company or Users or through use of any password, user-id or secure identification device issued to a User, whether or not Company or a User authorized such access. For the avoidance of doubt, and by way of illustration and not by way of limitation, the forgoing indemnity is applicable to disputes between the parties regarding the enforcement of these Terms and Conditions. The rights and remedies conferred hereunder will be cumulative and the exercise or waiver of any such right or remedy will not preclude or inhibit the exercise of additional rights or remedies or the subsequent exercise of such right or remedy.

(b)	The indemnity provided herein is in addition to any indemnity and other remedies contained in any Services Agreements and will not supersede or be superseded by such Services Agreements, whether executed prior to or after the execution of these Terms and Conditions, except to the extent specifically set forth in such other Services Agreements and expressly stating an intent to modify this Terms and Conditions. Nothing contained herein will, or be deemed to, alter or modify the rights and remedies of BNY Mellon as set forth in the Services Agreements.

9.	Choice of Law and Forum. Unless otherwise agreed and specified herein, these Terms and Conditions are governed by and construed in accordance with the laws of the State of New York, without giving effect to any principles of conflicts of law; Company expressly and irrevocably agrees that exclusive jurisdiction and venue for any claim or dispute with BNY Mellon, its employees, contractors, officers or directors or relating in any way to Company’s use of Electronic Access resides in the state or federal courts in New York City, New York; and Company further irrevocably agrees and expressly and irrevocably consents to the exercise of personal jurisdiction in those courts over any action brought with respect to these Terms and Conditions. BNY Mellon and Company hereby waive the right of trial by jury in any action arising out of or related to the BNY Mellon or these Terms and Conditions.

10.	Term and Termination.

(a)	Either BNY Mellon or Company may terminate these Terms and Conditions and the Electronic Access upon thirty (30) days’ written notice to the other party.

(b)	In the event of any breach of the provisions of these Terms and Conditions or a breach by any User of the Terms of Use or the restrictions and requirements concerning the use of Information Providers’ proprietary data that are posted on the Data Terms Web Site, the non-breaching party may terminate these Terms and Conditions and the Electronic Access immediately upon written notice to the breaching party if any breach remains uncured after ten (10) days’ written notice of the breach is sent to the breaching party.

(c)	BNY Mellon may immediately terminate access through a User’s user-id and password and may, at its discretion, also terminate access by a User, without right of cure, in the event of an unauthorized use of a User’s user-id or password, or where BNY Mellon believes there is a security risk created by such access.

(d)	BNY Mellon may terminate, without advance notice, Company’s access or the access of Users to any portion or component of Electronic Access or the Sites in the event a BNY Mellon Supplier, Content Provider or Information Provider prohibits BNY Mellon from permitting Company or Users to have access to their information or services.

(e)	Promptly upon receiving or giving notice of termination, Company will notify all Users of the effective date of the termination.

(f)	Upon termination of Company’s access to Electronic Access, Company shall return manuals, documentation, workflow descriptions and the like that are in Company’s possession or under Company’s control and all security identification devices.

(g)	The Reliance, Disclaimers, Limitation of Liability Indemnification and confidentiality provisions of the Terms and Conditions (and other provision of these Terms and Conditions containing disclaimers, limitation of liability and indemnification) shall survive the termination of these Terms and Conditions.

Company represents and warrants to BNY Mellon that these Terms and Conditions and the indemnity contained herein have been duly authorized, executed and delivered on Company’s behalf, that Company has full authority to execute these Terms and Conditions, both for the undersigned entities and for any affiliate with Electronic Access, and that the individual executing these Terms and Conditions has the requisite authority to bind the undersigned entities and each such affiliate to these Terms and Conditions, and that these Terms and Conditions constitute Company’s binding obligation enforceable in accordance with its terms.

CLEARSKYSM

STATE FILING SERVICES AGREEMENT

FORM OF EXHIBIT B

Fees

B-1